EXHIBIT 5

Opinion and Consent of Davis Polk & Wardwell

February 21, 2001

E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, California 94025

Ladies and Gentlemen:

                           We have acted as counsel to E*TRADE Group, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 284,015 shares of the Company’s common stock (the “Shares”) issuable under the LoansDirect, Inc. 1999 Stock Option/Stock Issuance Plan (the “Plan”), which was assumed by the Company on February 1, 2001 pursuant to the Agreement and Plan of Merger and Reorganization dated as of January 9, 2001, by and among the Company, Blaze Acquisition Corp., a California corporation and wholly owned subsidiary of the Company, LoansDirect, Inc., a California corporation (“LoansDirect”), and the shareholders of LoansDirect named therein.

                            This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                            We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

                             In rendering this opinion we have assumed that prior to the issuance of any of the Shares the Registration Statement, as then amended, will have become effective under the Securities Act.

                             On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized, and the Shares, when issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

                             We are members of the Bar of the State of California and the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of California, the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                              We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                              This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ Davis Polk & Wardwell
DAVIS POLK & WARDWELL